EXHIBIT 99.1

Dime Community Bancshares, Inc. Contracts to Sell Williamsburg Real Estate

Brooklyn, NY – October 7, 2015 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Bank of Williamsburgh (the "bank"), today announced that, on October 7, 2015, the bank entered into an agreement to sell certain real estate properties located in the Williamsburg section of Brooklyn, New York to Tavros Holdings LLC and Charney Construction and Development LLC, at a price of 80 million dollars.  These properties are currently utilized as the primary back office operations center of the Company and the bank.
This transaction is expected to close in the first quarter of 2016. The bank utilized Cushman & Wakefield to market the properties.
The original 1908 headquarters building located at 209 Havemeyer Street  is not included in the parcels under contract of sale, and will continue to serve as the Company's and the bank's corporate headquarters.
Under the terms of the sale agreement, Dime will retain post-closing occupancy for 12 months permitting the orderly transfer of back office operations to other facilities.  No reduction in jobs is anticipated as a result of the sale of the property or relocation of the back office.
In conjunction with the sale, Dime continues to explore the utilization of a qualified like-kind exchange under Section 1031 of the Internal Revenue Code.  There can be no assurance given that Dime will complete such an exchange.  The gain on sale, as well as the resulting increase in capital, which is expected to be recorded in the first quarter of 2016, is unaffected by a possible 1031 transaction.
ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (NASDAQ: DCOM) had $4.64 billion in consolidated assets as of June 30, 2015, and is the parent company of the Bank. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279